Sub-Item 77I

Terms of new or amended securities

The Dreyfus Sustainable U.S. Equity fund, inc.

(the "Fund")

Registration No. 811-02192

At a meeting of the Board of Directors (the "Board") of the Fund held on November 2, 2017,  the Board, on behalf of the Fund, approved a proposal whereby, effective on or about December 15, 2017, Class C shares of the Fund will automatically convert to Class A shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares, based on the relative net asset value of each such class without the imposition of any sales charge, fee or other charge.

A supplement to the Fund's prospectus (the "Supplement") was filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on November 8, 2017, and a revised Rule 18f-3 Plan (the "Revised 18f-3 Plan") was filed with the SEC on December 14, 2017 as Exhibit (n) to Post-Effective Amendment No. 88 to the Fund's Registration Statement.  Both the Supplement and the Revised 18f-3 Plan are incorporated herein by reference.